Exhibit 99.1

Emerald Oil Reports First Quarter 2013 Results

DENVER, CO – May 8, 2013 --- Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”), today announced its results for the quarter ended March 31, 2013. Emerald plans to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission no later than Friday, May 10, 2013.

Highlights

•	Emerald’s first operated Bakken well (Pirate 1-11-2H) produced 30,485 barrels of oil equivalent (BOE) during the first 30 days of production or an average of 1,025 barrels of equivalent per day (BOEPD) with an initial peak 24 hour rate of 1,801 BOEPD;
•	First quarter production totaled 95,811 BOE, an average of 1,065 BOEPD;
•	Oil and natural gas sales of $8.2 million (97% from oil);
•	Adjusted EBITDA* of $2.2 million or $0.09 per share (basic);
•	Adjusted cash flow* of $1.5 million or $0.06 per share (basic); and
•	Adjusted loss* of $3.0 million or $0.12 per share (basic).

* Non-GAAP financial measure. Please see Adjusted EBITDA, Adjusted Cash Flow and Adjusted Income (Loss) descriptions and tables later in this earnings release for a reconciliation of these measures to their nearest comparable GAAP measure. Adjusted EBITDA, cash flow and loss were impacted by non-recurring advisory and legal fees related to transactions closed during the quarter.

Production from the Pirate Well

In mid-March, the Company completed its first operated Bakken well, the Pirate 1-11-2H. The well was completed with 35 frac stages. The well produced 30,485 BOE during the first 30 days of production or an average of 1,025 BOEPD with an initial peak 24 hour rate of 1,801 BOEPD. McAndrew Rudisill, Director and CEO, stated “The results of the Pirate well are very strong. The experience and technical capabilities of our operations team are commendable. We look forward to completing additional operated Bakken wells in our Low Rider Area of McKenzie County, North Dakota, and significantly growing our production and cash flow.”

Operating Well Development Program

Emerald is currently fracture stimulating the Arsenal 1-17-20H well in the middle Bakken formation in McKenzie County, North Dakota. The Company plans to immediately follow with the fracture stimulation of the Caper 1-15-22H well, the Mongoose 1-8-5H well, and the Slugger 1-16-21H well. Emerald expects to report production results of its wells after it has approximately 30 days of production data. The Company has recently drilled the Slugger 1-16-21H well and will soon begin drilling its sixth operated Bakken well, the Talon 1-9-4H well.

Acreage Acquisition

The Company has recently acquired 5,874 net acres of undeveloped leasehold in McKenzie County, North Dakota, for $6.5 million (approximately $1,100 per net acre). The acquired acreage is contiguous with existing Low Rider Area acreage in McKenzie County, North Dakota. The acquisition adds six additional operated drilling spacing units (“DSUs”) bringing the Company’s total in the area to 15.

The Company’s average working interest in its Low Rider operated area after the recent acquisition is approximately 60% and the Company continues to work toward increasing the average well working interest towards 75%. On a pro forma basis to reflect pending acquisitions, the Company expects to have approximately 54,000 net acres in the Williston Basin, of which approximately 23,500 net acres are operable. Approximately 12,500 of the operated acres are located in McKenzie County. The remaining operated acreage is in Dunn and Williams County, North Dakota, and Richland County, Montana.

Sale of Non-Operated Leasehold

In April 2013, the Company sold 970 non-operated net acres for $5.9 million. Emerald will continue to analyze all AFEs on non-operated properties to ensure they meet rate of return hurdles in the context of our 2013 capital budget.

Emerald currently holds approximately 30,500 non-operated net acres in the Williston Basin, of which approximately 11,600 net acres are held by production. The Company had 9.94 net non-operated wells which produced on average 1,065 BOEPD in the first quarter of 2013. Through March 31, 2013, Emerald participated in approximately 32 gross (1.02 net) wells that were in the process of being drilled or completed.

Sand Wash Basin Divestiture

In March 2013, Emerald sold approximately 31,000 net acres in the Sand Wash Basin for approximately $10.1 million cash. Proceeds are being used to acquire additional operated acreage in the Williston Basin.

Well Development Activity

During the first quarter 2013, Emerald invested approximately $15.3 million on well development in the Williston Basin.

2013 Capital Budget

Due to operating efficiencies, Emerald is increasing its 2013 capital budget by $4 million to $100 million. The Company has been drilling operated wells in less than 30 days at a total cost of approximately $10.0 million, which is down from its previous estimate of $11.0 million. Reduced drilling times should allow the Company to drill approximately 8.2 net operated wells during 2013, up from the previous estimate of 7.5 net wells. The Company plans to spend $82.7 million to drill operated wells and approximately $7.4 million to participate in 0.8 net non-operated wells. In addition, the Company has reserved $10 million for potential acreage acquisitions in its core area. To date, the cost to acquire operated acreage has been more than offset by proceeds from sales of non-core assets.

The following table summarizes Emerald’s Williston Basin acreage position pro forma for pending acquisitions and planned 2013 capital expenditures:

			Planned Capital Expenditures
	Net Acres	Net Identified Drilling Locations	Net Wells	Drilling Capex
Operated	23,500	129	8.2	$82.7
Non-Operated	30,500	156	0.8	$7.4
Total Williston Basin	54,000	285	9.0	$90.1

Production Guidance

The Company expects second quarter production to average 1,400 BOEPD. Given positive results from its initial operated wells, Emerald re-affirms its December 2013 exit rate production guidance of 2,600 BOEPD.

Management Realignment

To better clarify management roles, McAndrew Rudisill was named the Company’s Chief Executive Officer while Mike Krzus was named the President. Mr. Rudisill will focus on business strategy, corporate development and finance. Mr. Krzus will manage all oil and gas activities including oversight of the Company’s technical and operations team.

First Quarter 2013 Results

For the quarter ended March 31, 2013, oil and natural gas sales totaled $8,216,981, a 10% decrease from the fourth quarter 2012. However, the sales represented a 61% increase from the prior year period. The decrease in quarter-over-quarter revenue is due primarily to production declines on non-operated wells as only 0.27 net wells were added to production during the quarter. As of March 31, 2013, Emerald had 217 gross (9.94 net) wells producing in the Bakken and Three Forks formations, compared to production from 205 gross (9.67 net) wells as of December 31, 2012 and 118 gross (5.03 net) wells as of March 31, 2012. Oil represented 97% of revenue and 93% of production during the first quarter 2013. Emerald expects total production to more than double the first quarter average by year end 2013. The increase will be driven by operated wells coming on line. Contributions from non-operated wells are expected to continue to decline.

	Actual		Actual
Non-Operated	March 31, 2013		March 31, 2012
Williston Basin Wells	Gross	Net	Gross	Net
Wells at Beginning of Quarter	205	9.67	82	2.99
Wells Added to Production During the Quarter	12	0.27	36	2.04
Producing Wells at Quarter End	217	9.94	118	5.03
Drilling, Awaiting Completion, or Completing at Quarter End	32	1.02	42	2.02
Participating Wells at Quarter End	249	10.96	160	7.05
Three Months Ended:
Average Daily Production (BOEPD)	~	1,065	~	625

At March 31, 2013, Emerald had interests in 249 gross (10.96 net) non-operated wells in the Bakken and Three Forks formations, of which 217 gross (9.94 net) wells were producing and 32 gross (1.02 net) wells were in the process of being drilled or completed.

Average realized crude oil prices during first quarter 2013 were higher than fourth quarter 2012. However, the impact was reduced as price differentials widened to $4.57 a barrel versus $2.89 in the prior quarter.

Adjusted EBITDA for the first quarter 2013 was $2,246,234, down from $4,486,192 for the fourth quarter ended December 31, 2012 and from $3,483,733 for the first quarter ended March 31, 2012. The decrease in Adjusted EBITDA was driven mostly by higher general and administrative expenses which were impacted by advisory and legal expenses. General and administrative expense excluding share-based compensation was $4.1 million during the first quarter 2013. Recurring general and administrative expenses excluding share-based compensation are expected to be approximately $2.6 million per quarter. Adjusted EBITDA per BOE for the quarter ended March 31, 2013 was $23.44, compared to $40.73 per BOE for the fourth quarter ended December 30, 2012 and $61.26 per BOE for the first quarter ended March 31, 2012.

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2013	2012	2012	2012	2012
Oil and Natural Gas Sales ($000s)	$8,217	$9,157	$7,112	$6,763	$5,098

Net Production:
Crude Oil (Barrels)	89,112	101,314	82,775	81,323	54,735
Crude Oil Mix	93%	92%	93%	95%	96%
Natural Gas and Other Liquids (Mcf)	40,195	52,986	39,648	24,237	12,777

Total Net Production (BOE)	95,811	110,144	89,383	85,363	56,865
Quarter-Over-Quarter Increase/Decrease	-13%	23%	5%	50%	56%

Average Daily Production (BOEPD)	1,065	1,197	972	938	625
Quarter-Over-Quarter Increase/Decrease	-11%	23%	4%	50%	57%

Average Sales Prices:
Crude Oil Per Barrel	$89.71	$85.16	$83.56	$82.34	$91.79
Effect of Settled Oil Derivatives Per Barrel	($1.67)	$0.25	($1.46)	$1.09	($0.50)
Crude Oil Net of Settled Derivatives Per Barrel	$88.04	$85.41	$82.10	$83.43	$91.29
Natural Gas and Other Liquids Per Mcf	$5.55	$9.98	$4.91	$2.78	$5.81
Realized Price Per BOE (a)	$84.21	$83.36	$78.21	$80.27	$89.17

Average Per BOE:
Production Expenses	$10.85	$9.88	$7.69	$5.68	$8.21
Production Taxes	$7.33	$8.27	$9.05	$8.54	$8.90
G&A Expenses, Excluding Stock-Based Compensation(b)	$42.59	$24.47	$16.34	$9.55	$10.80
Total	$60.77	$42.62	$33.08	$23.77	$27.91

Adjusted EBITDA per BOE	$23.44	$40.73	$44.83	$56.51	$61.26

(a)	Realized Price includes realized gains or losses on cash settlements for commodity derivatives.
(b)	Three months ended March 31, 2013 included legal and financing fees associated with multiple transactions during the quarter and other non-recurring expenses. Recurring G&A expense is expected to be approximately $2.6 million or $27.14 per BOE based on first quarter 2013 average production.

Liquidity and Shares Outstanding

In February 2013, Emerald sold $50 million of Series A Perpetual Preferred Stock to White Deer Energy. The Series A preferred carries a 10% dividend payable quarterly in cash or in kind (subject to shareholder approval at the upcoming annual meeting in June 2013). In addition to the Series A preferred stock, White Deer received Series B preferred stock with 5,114,633 associated warrants with an exercise price of $5.77 per share. The warrants expire in December 2019. The warrants carry voting rights equal to 16.49% of the current shares outstanding via the Series B preferred shares.

At March 31, 2013, Emerald held $35.8 million of cash and only $15.2 million of outstanding debt. In April 2013, the Company received $5.9 million of proceeds from the sale of non-operated Williston Basin assets, bringing the cash balance to $41.7 million on a pro forma basis. In addition, $12.3 million was available under its credit facility at March 31, 2013. Emerald believes its cash on hand, combined with cash flow from operations, proceeds from sales of assets and additional availability under its credit facility will be adequate to fund a continuous one-rig drilling program. The Company had 25.9 million shares of common stock outstanding on May 8, 2013.

Unrealized Loss on Warrants

During the quarter, the Company recognized an unrealized loss on its warrant liability of $3.4 million. This mark-to-market charge relates to the warrants attached to the preferred stock issued to White Deer Energy. The Series A Perpetual Preferred Stock of $38.6 million, plus the Series B Voting Preferred Stock of $5,000, plus the Warrant Liability of $12.1 million, less the Warrant Revaluation Expense of $3.4 million represent the net proceeds from the $50 million preferred stock investment. Each quarter the Company will mark-to-market the warrants and adjust for the change in the statement of operations as a non-cash charge.

Gain (Loss) on Commodity Derivatives

Realized commodity derivative loss for the three months ended March 31, 2013 was $149,208. Unrealized commodity derivative loss for the three months ended March 31, 2013 was $618,396. Realized commodity derivative loss for the three months ended March 31, 2012 was $27,543. Unrealized commodity derivative loss for the three months ended March 31, 2012 was $884,892. Emerald does not designate derivatives for hedge accounting and accounts for derivatives using the mark-to-market accounting method, whereby gains and losses from changes in the fair value of derivative instruments are recognized immediately into earnings.  Mark-to-market accounting treatment creates volatility in Emerald’s revenues as unrealized gains and losses from derivatives are included in total revenues and are not included in accumulated other comprehensive income in the accompanying balance sheets.  As commodity prices increase or decrease, such changes will have an opposite effect on the mark-to-market value of the derivatives.  Future derivative gains will be offset by lower future wellhead revenues. Conversely, future derivative losses will be offset by higher future wellhead revenues based on the value at the settlement date.  At March 31, 2013, all of Emerald’s derivative contracts were recorded at their fair value, which was a net liability of $799,610. Emerald did not incur any net asset or liability with respect to derivative contracts prior to January 1, 2012.

	Three Months Ended March 31,
	2013	2012
Revenues:
Total Oil and Natural Gas Sales	$8,216,981	$5,098,333
Realized Loss on Commodity Derivatives	(149,208)	(27,543)
Unrealized Loss on Commodity Derivatives	(618,396)	(884,892)
Total Revenues	$7,449,377	$4,185,898

Non-GAAP Financial Measures

Adjusted EBITDA

In addition to reporting net income (loss) as defined under GAAP, Emerald also presents net earnings before interest, income taxes, dividends, depreciation, depletion, and amortization, accretion of discount on asset retirement obligations, impairment of oil and natural gas properties, net gain on acquisition of business, unrealized gain (loss) from mark-to-market on commodity derivatives, mark-to-market on our warrant liability and non-cash expenses relating to stock-based compensation recognized under ASC Topic 718 (“Adjusted EBITDA”), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings after adjustment for those items described in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss) (its most directly comparable GAAP measure), and the calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Emerald believes the measure is useful in evaluating its fundamental core operating performance. The Company also believes that Adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Emerald’s management uses Adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance. The following table provides a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012

Net income (loss)	$(6,484,823)	($57,073,663)	$1,994,842	($6,960,908)	($256,370)
Less: Preferred stock dividends	(616,438)	—	—	—	—
Net income (loss) attributable to common stockholders	(7,101,261)	(57,073,663)	1,994,842	(6,960,908)	(256,370)
Impairment of oil and natural gas properties	—	51,709,458	—	10,191,234	—
Interest expense	179,490	540,093	1,388,912	169,445	515,790
Accretion of discount on asset retirement obligation	6,212	4,961	4,037	3,423	2,567
Depletion, depreciation and amortization	3,179,973	4,812,900	2,830,995	3,171,512	2,009,129
Stock-based compensation expense	1,307,986	4,547,841	2,042,972	400,152	327,725
Unrealized loss (gain) on commodity derivatives	618,396	(55,398)	1,514,729	(2,162,975)	884,892
Warrant revaluation expense	3,439,000	—	—	—	—
Preferred stock dividend	616,438	—	—	—	—
Acquisition of business (gain) costs, net	—	—	(5,769,679)	11,631	—
Adjusted EBITDA	$2,246,234	$4,486,192	$4,006,808	$4,823,514	$3,483,733

Adjusted Cash Flow

Adjusted cash flow during first quarter 2013 was $1,466,133 or $0.06 per share. Adjusted cash flow is calculated by deducting cash paid towards interest and dividends from Adjusted EBITDA. Cash paid during first quarter 2013 towards interest was $163,663 compared to interest expense of $179,490 reported in the Company’s statement of operations, which included adjustments for unamortized financing costs and capitalized interest. Cash dividend paid during first quarter 2013 for the Series A Perpetual Preferred Stock dividend was $616,438. Cash paid towards interest during the previous quarter ended December 31, 2012 was $47,650 and cash paid towards interest for the previous year quarter ended March 31, 2012 was $424,402. As of March 31, 2013, the annual interest rate on the Company’s credit facility was 2.81% based on LIBOR plus 2.25%. The annual dividend rate on the preferred stock is 10%.

	Three Months Ended March 31,
	2013	2012
Adjusted EBITDA (1)	$2,246,234	$3,483,733
Cash paid during the period for interest	(163,663)	(424,402)
Cash paid during the period for dividends	(616,438)	—
Adjusted cash flow	$1,466,133	$3,059,331
Adjusted cash flow per share – basic	$0.06	$0.37
Weighted average shares outstanding – basic	25,692,532	8,265,788

(1) See previous table for reconciliation of net loss to Adjusted EBITDA.

Adjusted Income (Loss)

In addition to reporting net income (loss) as defined under GAAP, Emerald also presents net earnings before the effect of unrealized gain (loss) from mark-to-market on commodity derivatives and mark-to-market on our warrant liability (“adjusted income (loss)”), which is a non-GAAP performance measure. Adjusted income (loss) consists of net earnings after adjustment for those items described in the table below. Adjusted income (loss) does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss), and our calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Emerald believes the measure is useful in evaluating its fundamental core operating performance. The Company also believes that adjusted income (loss) is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Emerald’s management uses adjusted income (loss) to manage its business, including in preparing its annual operating budget and financial projections. Management does not view adjusted income (loss) in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance. The following table provides a reconciliation of net income (loss), to adjusted income (loss) for the periods presented:

	Three Months Ended March 31,
	2013	2012
Net loss	$(6,484,823)	$(256,370)
Less: preferred stock dividends	(616,438)	—
Net loss attributable to common shareholders	(7,101,261)	(256,370)
Unrealized loss on commodity derivatives	618,396	884,892
Warrant revaluation expense	3,439,000	—
Adjusted income (loss)	$(3,043,865)	$628,522

Adjusted income (loss) per share – basic	$(0.12)	$0.08

Weighted average shares outstanding – basic	25,692,532	8,265,788

Derivative Instruments and Price Risk Management

Emerald utilizes commodity swap contracts and costless collars (purchased put options and written call options) to (i) reduce the effects of volatility in price changes on the oil commodities it produces and sells, (ii) reduce commodity price risk and (iii) provide a base level of cash flow in order to assure it can execute at least a portion of its capital spending.

All derivative positions are carried at their fair value on the condensed balance sheet and are marked-to-market at the end of each period. Both the unrealized and realized gains and losses resulting from the contract settlement of derivatives are recorded in the loss on commodity derivatives line on the condensed consolidated statement of operations.

The following table reflects open commodity swap contracts as of March 31, 2013, the associated volumes and the corresponding weighted average NYMEX reference price:

Settlement Period	Oil (Barrels)	Fixed Price	Weighted Avg NYMEX Reference Price
Oil Swaps
April 1, 2013 – December 31, 2013	102,884	$91.00	$93.12
January 1, 2014 – December 31, 2014	103,267	$91.00	$93.12
January 1, 2015 – February 28, 2015	13,876	$91.00	$93.12
Total	220,027

On April 26, 2013, the Company executed the following NYMEX West Texas Intermediate oil derivative swap contract with a total notional quantity of 75,000 barrels of crude oil for a price of $90.05 with Wells Fargo beginning May 1, 2013 through February 28, 2015 as indicated below:

Settlement Period	Oil (Barrels)	Fixed Price
Oil Swaps
May 1, 2013 – December 31, 2013	39,000	$90.05
January 1, 2014 – December 31, 2014	31,000	$90.05
January 1, 2015 – February 28, 2015	5,000	$90.05
Total	75,000

Conference Call

Emerald will host a conference call on Thursday, May 9, 2013 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) to discuss financial and operational results for the quarter.

Emerald Oil, Inc. 1Q 2013 Financial and Operational Results Conference Call
Date:	Thursday, May 9, 2013
Time:	11:00 a.m. Eastern Time
10:00 a.m. Central Time
9:00 a.m. Mountain Time
8:00 a.m. Pacific Time
Webcast:	Live and rebroadcast over the Internet at the Emerald Oil website
Website:	www.emeraldoil.com
Telephone Dial-In:	877-407-8831 (toll-free) and 201-493-6736 (international)

Telephone Replay:	Available through Thursday, May 16, 2013
877-660-6853 (toll-free) and 201-612-7415 (international)
Passcode: 413333

About Emerald

Emerald is a Denver-based independent exploration and production company focused on the development of its approximate 54,000 net acres in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. Emerald holds approximately 14,500 net acres in the Sand Wash Basin in northwest Colorado, prospective for oil in the Niobrara formation, and holds approximately 33,500 net acres in central Montana, prospective for oil in the Heath formation. For more information, visit the Company’s website at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the successful closing of and the amount of proceeds from transactions; expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

EMERALD OIL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$35,794,375	$10,192,379
Trade Receivables	18,266,020	12,573,156
Other Receivables	230,651	1,133,849
Prepaid Expenses and Other Current Assets	128,986	103,173
Total Current Assets	54,420,032	24,002,557
PROPERTY AND EQUIPMENT
Oil and Natural Gas Properties, Full Cost Method
Proved Oil and Natural Gas Properties	186,386,298	167,618,422
Unproved Oil and Natural Gas Properties	55,426,520	61,454,831
Other Property and Equipment	458,503	385,023
Total Property and Equipment	242,271,321	229,458,276
Less – Accumulated Depreciation, Depletion and Amortization	(83,410,491)	(80,230,517)
Total Property and Equipment, Net	158,860,830	149,227,759
Prepaid Drilling Costs	2,038	100,193
Fair Value of Commodity Derivatives	—	25,397
Debt Issuance Costs, Net of Amortization	247,478	269,681
Other Non-Current Assets	175,100	260,775
Total Assets	$213,705,478	$173,886,362
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$32,512,315	$39,169,037
Fair Value of Commodity Derivatives	699,490	206,645
Accrued Expenses	827,938	420,521
Deposits Received for Sale of Assets	664,862	—
Advances from Joint Interest Partners	1,414,686	—
Total Current Liabilities	36,119,291	39,796,203
LONG-TERM LIABILITIES
Revolving Credit Facility	15,176,350	23,500,000
Fair Value of Commodity Derivatives	100,120	—
Asset Retirement Obligations	349,427	296,074
Warrant Liability	12,065,000	—
Total Liabilities	63,810,188	63,592,277

COMMITMENTS AND CONTINGENCIES

Preferred Stock – Par Value $.001; 20,000,000 Shares Authorized;
Series A Perpetual Preferred Stock – 500,000 and 0 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively. Liquidation preference value of $56,250,000 and $0, as of March 31, 2013 and December 31, 2012, respectively.	38,552,994	—
Series B Voting Preferred Stock – 5,114,633 and 0 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively. Liquidation preference value of $5,115 and $0, as of March 31, 2013 and December 31, 2012, respectively.	5,000	—

STOCKHOLDERS’ EQUITY
Common Stock, Par Value $.001; 500,000,000 shares authorized, 25,899,658 and 24,734,643 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	25,900	24,735
Additional Paid-In Capital	187,966,399	180,439,530
Accumulated Deficit	(76,655,003)	(70,170,180)
Total Stockholders’ Equity	111,337,296	110,294,085
Total Liabilities and Stockholders’ Equity	$213,705,478	$173,886,362

EMERALD OIL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2013	2012
REVENUES
Oil and Natural Gas Sales	$8,216,981	$5,098,333
Realized and Unrealized Loss on Commodity Derivatives	(767,604)	(912,435)
	7,449,377	4,185,898
OPERATING EXPENSES
Production Expenses	1,039,532	466,630
Production Taxes	701,856	506,021
General and Administrative Expenses	5,388,813	942,131
Depletion of Oil and Natural Gas Properties	3,156,978	1,998,059
Depreciation and Amortization	22,995	11,070
Accretion of Discount on Asset Retirement Obligations	6,212	2,567
Total Expenses	10,316,386	3,926,478

INCOME (LOSS) FROM OPERATIONS	(2,867,009)	259,420

OTHER INCOME (EXPENSE)
Interest Expense	(179,490)	(515,790)
Warrant Revaluation Expense	(3,439,000)	—
Other Income, Net	676	—
Total Other Expense, Net	(3,617,814)	(515,790)

LOSS BEFORE INCOME TAXES	(6,484,823)	(256,370)

INCOME TAX EXPENSE	—	—

NET LOSS	(6,484,823)	(256,370)
Less: Preferred Stock Dividends	(616,438)	—
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(7,101,261)	$(256,370)

Net Loss Per Common Share - Basic and Diluted	$(0.28)	$(0.03)

Weighted Average Shares Outstanding — Basic and Diluted	25,692,532	8,265,788

EMERALD OIL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(6,484,823)	$(256,370)
Adjustments to Reconcile Net Loss to Net Cash Provided By Operating Activities:
Depletion of Oil and Natural Gas Properties	3,156,978	1,998,059
Depreciation and Amortization	22,995	11,070
Amortization of Debt Issuance Costs	22,203	241,591
Accretion of Discount on Asset Retirement Obligations	6,212	2,567
Unrealized Loss on Commodity Derivatives	618,396	884,892
Warrant Revaluation Expense	3,439,000	—
Share-Based Compensation Expense	1,307,986	327,725
Changes in Assets and Liabilities:
Increase in Trade Receivables	(5,692,864)	(2,174,439)
Decrease in Other Receivables	903,198	—
Increase in Prepaid Expenses and Other Current Assets	(25,813)	(22,343)
Decrease in Other Non-Current Assets	85,675	—
Increase in Accounts Payable	531,714	184,496
Increase (Decrease) in Accrued Expenses	407,417	(190,150)
Advances from Join Interest Partners	1,414,686	—
Increase in Deposits Received for Assets Available for Sale	664,862	—
Net Cash Provided By Operating Activities	377,822	1,007,098
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Other Property and Equipment	(73,480)	(1,497)
Use of (Payments for)Prepaid Drilling Costs	98,155	(389,324)
Proceeds from Sale of Oil and Natural Gas Properties, Net of Transaction Costs	9,673,953	—
Investment in Oil and Natural Gas Properties	(22,718,360)	(11,785,495)
Net Cash Used For Investing Activities	(13,019,732)	(12,176,316)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Preferred Stock and Warrants, Net of Transaction Costs	47,183,994	—
Advances on Revolving Credit Facility and Term Loan	—	17,545,779
Payments on Revolving Credit Facility	(8,323,650)	—
Payments on Senior Secured Promissory Notes	—	(15,000,000)
Cash Paid for Finance Costs	—	(364,212)
Preferred Stock Dividends	(616,438)	—
Net Cash Provided by Financing Activities	38,243,906	2,181,567
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	25,601,996	(8,987,651)
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	10,192,379	13,927,267
CASH AND CASH EQUIVALENTS – END OF PERIOD	$35,794,375	$4,939,616
Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period for Interest	$163,663	$424,402
Cash Paid During the Period for Income Taxes	$—	$—
Non-Cash Financing and Investing Activities:
Oil and Natural Gas Properties Property included in Accounts Payable	$31,784,701	$24,534,014
Stock-Based Compensation Capitalized to Oil and Natural Gas Properties	$99,552	$201,271
Capitalized Asset Retirement Obligations	$47,141	$43,204
Common Stock Issued for Oil and Natural Gas Properties	$6,736,935	$—

Investor Relations Contact:

Emerald Oil, Inc.

Marty Beskow

Vice President of Finance / Capital Markets

(303) 323-0008 ext. 107

info@emeraldoil.com

www.emeraldoil.com